Exhibit 3.2

Corporations Section P.O. Box 13697 Austin, Texas 78711-3697	Roger Williams Secretary of State
Office of the Secretary of State
CERTIFICATE OF AMENDMENT
OF
METROCORP BANCSHARES, INC.
149916300
The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of Amendment for the above named entity have been received in this office and have been found to conform to law.
ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law hereby issues this Certificate of Amendment.
Dated: 05/08/2006
Effective: 05/08/2006
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Phone: (512) 463-5555 Prepared by: Lisa Sartin	Fax: (512) 463-5709	TTY: 7-1-1 Document: 128799390002

FILED
In the Office of the
Secretary of State of Texas

MAY 08 2006

Corporations Section
ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
METROCORP BANCSHARES, INC.
     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, MetroCorp Bancshares of Texas, Inc. (the “Corporation”) hereby adopts the following Articles of Amendment to the Articles of Incorporation of the Corporation.
ARTICLE I
     The name of the Corporation is MetroCorp Bancshares, Inc.
ARTICLE II
     The filing number issued to the Corporation by the Secretary of State is 0149916300.
ARTICLE III
     The Articles of Incorporation of the Corporation are amended to change Section 4.1 of Article 4 of the Articles of Incorporation stating the Corporation’s authorized capital stock. Section 4.1 of Article 4 of the Corporation’s Articles of Incorporation is hereby amended by substituting in lieu of said section the following Section 4.1 of Article 4 which shall read in its entirety as follows:
     “Section 4.1 Authorized Shares. The aggregate number of all classes of stock which the Corporation has authority to issue is 52,000,000 shares divided into (A) one class of 50,000,000 shares of Common Stock with a par value of $1.00 per share, and (B) one class of 2,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided into and issued in series as set forth in this Article Four.”
ARTICLE IV
     The amendments to the Articles of Incorporation were duly adopted by the shareholders of the Corporation on the 28th day of April, 2006.
ARTICLE V
     The amendments to the Articles of Incorporation have been approved in the manner required by Texas Business Corporation Act and by the constituent documents of the Corporation.
ARTICLE VI
     This document will become effective when the document is filed by the Secretary of State.

     The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.
Dated: April 28, 2006

METROCORP BANCSHARES, INC.
By:	/s/ George M. Lee
George M. Lee
President and Chief Executive Officer

[Signature Page to Articles of Amendment to the Articles of Incorporation]